Exhibit 99.1

2016 FTE Networks Shareholder Update Letter

•   Signed Multiple Contracts Totaling $150 Million in Revenue

•   Developed Independent Board of Directors

April 12, 2016

Dear loyal Shareholder,

In an effort to keep you informed on the recent updates at FTE, management would like to provide an update letter to our investors. I’d like to reiterate management’s previous sentiment, that we believe FTE Networks has successfully established a strong foundation for both near-term growth and long-term sustainability. Management is currently operating with a clear focus on growth, execution and profitability. As Chairman and Chief Executive Officer of the Company, I am excited about the Company’s future and its anticipated positive growth trajectory.

During the first quarter of 2016, we were awarded two contracts with major industry players totaling up to $150 million dollars over the next three (3) years, both of which we anticipate to be measurably accretive to our top and bottom line. We believe that these contracts, combined with our existing customer base and our growing pipeline, position FTE to stand as a strong provider in the networking infrastructure services industry. We believe this is an incredible start to the current calendar year. Additionally, we are confident that our management team has finalized our legacy challenges related to the 2013 reverse merger, forging the path for anticipated market expansion and growth. With this behind us, and our multi-million dollar contracts signed, FTE is well positioned for significant overall growth. In an effort to maximize our expansion, I have and will continue to strive to implement solid internal processes and procedures to ensure continued customer cultivation, production and execution, each of which we hope will ultimately contribute to increased shareholder value.

Our Business – 2015 Highlights and Accomplishments

In 2015, we booked $14.5 million in revenue. During the last five (5) months, the company has experienced an increase in SG&A. The increase was primarily due to investments made in our back office infrastructure, new market set up, and the addition of executive management and personnel to support the anticipated growth associated with our current pipeline and newly executed contracts. These investments support the Company’s ability to meet the high expectations of our customers and supports the scaling and growth that we are now experiencing. The Company has reached several significant milestones in its quest to achieve a strong foundation from which the Company can grow. We successfully began quotation on the OTCQB® Venture Market. Shortly prior to this, the Company had received approval from FINRA to be relisted and commenced quotation on the OTC Pinksheets. We believe that being quoted on the OTCQB® Venture Market is a tremendous achievement since it means we were not only relisted, but also uplisted a few months later.

Additionally, we recently filed our Form 10-Q transitioning from a fiscal year ending on September 30 to a traditional calendar year end of December 31. This helps us in becoming aligned with industry standard reporting. Further, the Company successfully entered into an $8.0 million credit facility that strengthened our balance sheet and supported the execution of our new customer contracts.

Management’s current sales efforts are building on that very solid foundation. In addition to the signing of the two multi-million dollar contracts, we have built a $36 million customer pipeline (75% committed) for 2016. Many of our partners are Fortune 500 customers whose names are known in households around the world. During the year, we also expanded into numerous new markets in the U.S., which further demonstrates our path to anticipated profitability. We have on-going projects in Colorado, Georgia, Iowa, Missouri, New York, North Carolina, Oklahoma and Texas.

We believe that the proper foundation has been set; execution, growth and profitability are Management’s primary goals for 2016.

Our Business – 2016 and Beyond

For 2016 and beyond, we are 100% focused on our path to profitability. We have laid the groundwork to increase sales by cultivating our pipeline, and this is the year we hope to reap the rewards.

Our priorities going forward are to enhance our relationships with existing customers, build a strong FTE team in each market and maximize market expansion. In February, we signed a Strategic Alliance Agreement with Edge Communications, which we estimate to be worth roughly $100 million over three years. We also expanded our services with a long-time customer, which is a leading telecommunications carrier. This contract is valued at over $45 million dollars over the next three years with the potential for additional service offerings in existing and new markets. Under the terms of this contract, we will be providing its Fiber Optic Infrastructure Services by expanding the carriers’ current fiber to the home (FTTH) offering. As we take on new work and expand in new markets, it is critical that we bring on skilled staff to execute. Our industry is heavily based on relationships so every detail needs to be in place and handled professionally to deliver high quality work and customer service. In addition to hiring quality staff, we are strengthening our implementation and reporting processes. We believe that this will enable us to optimize execution, control operating costs and improve our bottom line.

The team has done well strategically expanding our market geographically. In 2015, we expanded into eight additional markets and with each new project, we expect this number will grow in 2016. Expanding into key markets helps us diversify our capabilities, distinguish our brand, and develop new streams of revenue.

On April 5, 2016, the Company entered into an Amended Credit Agreement with our debt provider, Lateral Investment Management. The terms of this agreement provides us flexibility to support our growth.

Our rapid expansion and growth truly enables our path to profitability. However, on this path, we have and will continue to encounter growing pains. Major contracts and market expansion does require a hefty amount of upfront costs on our end. We are working diligently to raise capital to further strengthen our balance sheet, support aggressive growth and increase shareholder value.

Corporate Developments

In order to fortify our corporate governance practices to the level expected by the popular stock exchanges, FTE has developed an independent Board of Directors, each of whom brings a wide breath of experience and expertise in his or her respective field. In recent months, we have added four (4) new independent board members: Mr. Brad Mitchell, Mr. Christopher Ferguson, Mrs. Luisa Ingargiola and Mr. Patrick O’Hare. These key additions will provide significant insight and relationships in both the capital markets and the telecommunications industry.

Mr. Mitchell currently serves as President of TelePacific Communications - Texas, and is responsible for TelePacific's operations across the state of Texas. Mr. Mitchell brings a unique combination of knowledge and wide-ranging telecommunications industry experience gained in both the venture capital and established industry leader arenas.

Mr. Ferguson currently serves as the Managing Director of Tern Capital Group, LLC, a private equity investment firm founded by Mr. Ferguson in 2013. We will benefit from his financial expertise and experience.

Ms. Ingargiola is the Chief Financial Officer for MagneGas, a NASDAQ listed Technology Company, which produces a plasma based system for the gasification and sterilization of liquid waste. She brings an acute understanding of tech financing to our board.

Mr. Patrick O’Hare is the Senior Vice President of Operations at ZenFi Networks, Inc. where he is responsible for network planning, engineering, operations, and service delivery. Mr. O’Hare’s extensive industry operations and business experience will prove valuable to the board as well.

We devoted the last year or so to putting the system in place that we hope will propel us forward this year. We believe FTE Networks is now on the cusp of a period of growth and is on a trajectory for profitability in the coming months. We are grateful to our shareholders for their faith in our vision and for their loyalty. We believe that this faith and loyalty will be well rewarded in the coming years.

Yours sincerely,

Michael Palleschi

Chairman and Chief Executive Officer